MORGAN STANLEY
                             SPECTRUM SERIES

        September 2003
        Monthly Report

This Monthly Report supplements the Spectrum Funds' Prospectus dated April 28, 2003.

                                      Issued: October 31, 2003

[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                                                                                                INCEPTION-
                                                                                                                 TO-DATE  ANNUALIZED
                    1991   1992    1993   1994   1995   1996   1997   1998    1999   2000   2001   2002   2003   RETURN     RETURN
FUND                  %      %       %      %      %      %      %      %       %      %      %      %      %       %          %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency    --     --      --     --     --     --     --     --      --    11.7   11.1   12.2    1.5    41.4       11.3
                                                                                   (6 mos.)             (9 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global      --     --      --    (1.7)  22.8   (3.6)  18.2   16.4     0.7    0.9   (0.3) (10.1)   4.9    52.9        4.9
Balanced                                (2 mos.)                                                        (9 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select     31.2  (14.4)   41.6   (5.1)  23.6    5.3    6.2   14.2    (7.6)   7.1    1.7   15.4    1.4    180.3       8.8
                  (5 mos.)                                                                              (9 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic   --     --      --     0.1   10.5   (3.5)   0.4    7.8    37.2  (33.1)  (0.6)   9.4   12.9    30.3        3.0
                                        (2 mos.)                                                        (9 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical   --     --      --    (2.2)  17.6   18.3    7.5   10.2    (7.5)   7.8   (7.2)  23.3    3.4    90.4        7.5
                                        (2 mos.)                                                        (9 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 825 Third Avenue, 9th Floor
 New York, NY 10022
 Telephone (212) 310-6444
 MORGAN STANLEY SPECTRUM SERIES
 MONTHLY REPORT
 SEPTEMBER 2003

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of September 30, 2003 was as follows:

FUND                                     N.A.V.            % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                       $14.14                       0.46%
--------------------------------------------------------------------------------
Spectrum Global Balanced                $15.29                      -1.17%
--------------------------------------------------------------------------------
Spectrum Select                         $28.03                      -2.77%
--------------------------------------------------------------------------------
Spectrum Strategic                      $13.03                       2.99%
--------------------------------------------------------------------------------
Spectrum Technical                      $19.04                      -5.42%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Limited Partners are advised of the following changes to the Board of Directors of Demeter Management Corporation (the "General Partner"), effective June 30, 2003:

   Mr. Robert E. Murray resigned the position of Chairman of the Board of Directors of the General Partner.

   Mr. Jeffrey A. Rothman, President and Director of the General Partner, was named Chairman of the Board of Directors of the General Partner.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,


/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman and President
Demeter Management Corporation
General Partner

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                            MONTH ENDED       YTD ENDED
                                           SEPTEMBER 30,    SEPTEMBER 30,
                                                2003             2003
                                           -------------    -------------
           Australian dollar                   -0.21             4.98
           British pound                        0.44            -4.09
           Euro                                -1.67            10.67
           Japanese yen                          3.8            -2.03
           Swiss franc                         -1.48            -1.32
           Minor| currencies                    0.07             0.27

        Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> In the currency markets, gains were yielded from long positions in the Japanese yen and the Korean won versus the U.S. dollar as both the yen and won surged against the dollar. The relative strength of the Japanese economy and concern regarding the U.S. economy caused the yen to rise to its highest level against the dollar in 33-months. The yen and won also benefited from the release of a G-7 statement which was interpreted to mean that the U.S. would allow the dollar to weaken.

>> Additional gains were provided from long positions in the Thai baht versus the U.S. dollar as the baht's value appreciated in tandem with the value of the yen.

>> Further gains were produced from long positions in the South African rand versus the U.S. dollar as the dollar's value weakened in the wake of lower U.S. equity prices.

>> Smaller gains were yielded from long positions in the British pound versus the U.S. dollar as the pound rose to 3-month highs against the dollar. The pound benefited from speculation that Britain would seek to raise interest rates in the future.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> Losses were recorded from long U.S. dollar positions against the euro and the Swiss franc as the dollar declined on concerns regarding the strength of the global economy and the impact of the G-7 statement.

>> Minor losses were suffered from long positions in the New Zealand dollar versus the U.S. dollar as the value of the New Zealand currency declined following reports showing a decline in New Zealand exports. Short positions in the Czech koruna versus the U.S. dollar also experienced minor losses.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                            MONTH ENDED       YTD ENDED
                                           SEPTEMBER 30,    SEPTEMBER 30,
                                                2003             2003
                                           -------------    -------------
           Currencies                          -0.54            -0.32
           Interest Rates                       0.71             5.79
           Stock Indices                       -0.81             2.96
           Energies                            -0.42             0.99
           Metals                               0.08            -0.28
           Agriculturals                       -0.12            -0.87

        Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> In the global equity markets, losses were recorded from long European and U.S. stock index futures positions as prices reversed lower. The sell off in global equities was caused in part by the release of a steady stream of economic data that raised concerns about the strength of the global economy.

>> In the currency markets, losses resulted from long U.S. dollar positions against the Mexican peso, euro, Swiss franc and New Zealand dollar as the dollar's value moved lower on concerns about the strength of the U.S. economy and the potential impact of a statement by the G-7 nations supporting "more flexible exchange rates." The G-7's statement was viewed as part of an effort by the Bush Administration to allow the dollar to weaken against its counterparts. The dollar tumbled during the month, falling to 3-month lows against the euro. Smaller losses stemmed from long positions in the Canadian dollar versus the euro as the value of the Canadian currency declined in tandem with the U.S. dollar.

>> In the energy markets, losses were incurred from positions in crude oil futures as prices trailed lower throughout the majority of the month and then unexpectedly reversed higher after OPEC announced that it would move to reduce output by limiting production in an effort to stem declining oil prices.

>> In the agricultural markets, long positions in corn futures sustained losses as prices moved lower after better-than-expected harvests and favorable weather forecasts led to outlooks for increased supply.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> In the global interest rate markets, gains were recorded from long positions in U.S. and European interest rate futures as prices reversed higher after a decline in global equity prices raised concerns for the global economic recovery and caused increased demand for safe-haven investments.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                            MONTH ENDED       YTD ENDED
                                           SEPTEMBER 30,    SEPTEMBER 30,
                                                2003             2003
                                           -------------    -------------
           Currencies                           1.36             5.63
           Interest Rates                      -1.45             3.11
           Stock Indices                       -0.87             0.44
           Energies                            -2.16             1.87
           Metals                              -0.21            -2.19
           Agriculturals                         1.4             0.15

        Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> In the energy markets, losses were suffered from short positions in crude oil futures as prices unexpectedly reversed higher at mid-month after OPEC announced that it would reduce output and curb production in an effort to stem declining oil prices.

>> In the global interest rate markets, losses were incurred from short positions in European and U.S. interest rate futures as prices reversed higher amid falling equity prices, concern about the strength of the global economic recovery and investor demand for safe-haven investments.

>> In the global equity markets, losses were recorded from long European and U.S. stock index futures positions as prices reversed lower. The sell off in global equities was caused in part by the release of a steady stream of economic data that raised concerns about the strength of the global economy.

>> In the metals markets, losses were incurred from long futures positions in aluminum. Aluminum prices declined as investors feared a drop in demand following the release of disappointing U.S. economic data.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> In the agricultural markets, profits resulted from long futures positions in soybeans and its related products as prices reacted positively in response to robust U.S. export sales data and smaller U.S. crop assessments.

>> In the currency markets, gains were yielded from long positions in the Japanese yen and the Korean won versus the U.S. dollar as both the yen and won surged against the dollar. The relative strength of the Japanese economy and concern regarding the U.S. economy caused the yen to rise to its highest level against the dollar in 33-months. The yen and won also benefited from the release of the G-7 statement which was interpreted to mean that the U.S. would allow the dollar to weaken.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                            MONTH ENDED       YTD ENDED
                                           SEPTEMBER 30,    SEPTEMBER 30,
                                                2003             2003
                                           -------------    -------------
           Currencies                           2.38             9.02
           Interest Rates                      -0.84             1.54
           Stock Indices                        0.86             3.81
           Energies                             0.37             0.61
           Metals                               0.64             1.63
           Agriculturals                        0.16             3.86

        Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> In the currency markets, gains were achieved from long Japanese yen and euro positions against the U.S. dollar. The dollar's weakness was caused by concerns about the strength of the U.S. economy and the potential impact of a statement by the G-7 nations supporting "more flexible exchange rates." The G-7's statement was viewed as part of an effort by the Bush Administration to allow the dollar to weaken against its counterparts. The dollar tumbled during the month, falling to 33-month lows against the yen and 3-month lows against the euro.

>> In the global equity markets, gains were achieved during the first portion of the month from long U.S. and European stock index futures positions. Long positions in Japanese stock index futures also returned gains.

>> In the metals markets, gains were produced from long positions in nickel, copper and zinc as base metal prices increased due to technically-based buying, increased Chinese demand, and improved U.S. manufacturing data. Long positions in gold futures supplied additional gains in this sector as prices increased later in the month amid speculative buying and a weaker U.S. dollar.

>> In the energy markets, short positions in crude oil futures yielded gains as crude prices trended lower throughout a majority of the month following reports showing rising supply.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> In the global interest rate markets, losses stemmed from short positions in U.S., European and Australian interest rate futures as prices reversed higher due to concerns about the strength of the global economy and falling equities prices.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                            MONTH ENDED       YTD ENDED
                                           SEPTEMBER 30,    SEPTEMBER 30,
                                                2003             2003
                                           -------------    -------------
           Currencies                           1.71             8.26
           Interest Rates                      -1.89             3.04
           Stock Indices                       -1.96             3.24
           Energies                            -3.21             2.42
           Metals                               0.44            -1.08
           Agriculturals                        0.02            -2.67

        Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> In the energy markets, losses were incurred as the result of price reversals within those markets. The Fund entered the month with long energy positions that had proven profitable in August. Due to an increase in supply, however, energy prices declined sharply over the first half of the month. As a result, losses were incurred on those long positions. Additional losses were incurred over the second portion of the month when the Fund closed out its long positions and established new short positions, only to see prices rally following an announcement that OPEC would reduce production.

>> In the global equity markets, losses were recorded from long European and U.S. stock index futures positions as prices reversed lower. The sell off in global equities was caused in part by the release of a steady stream of economic data that raised concerns about the strength of the global economy.

>> In the global interest rate markets, losses were recorded from short positions in European, U.S. and Japanese interest rate futures as bond prices reversed higher amid falling global equity prices and renewed skepticism regarding the strength of the global economic recovery.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> In the currency markets, gains were yielded from long positions in the Japanese yen and the Korean won versus the U.S. dollar as both the yen and won surged against the dollar. The relative strength of the Japanese economy and concern regarding the U.S. economy caused the yen to rise to its highest level against the dollar in 33-months. The yen and won also benefited from the release of the G-7 statement which was interpreted to mean that the U.S. would allow the dollar to weaken.

>> In the metals markets, profits were provided from long positions in nickel, copper and zinc as base metal prices increased due to technically-based buying, increased Chinese demand, and improved U.S. manufacturing data.

                      [This page intentionally left blank]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2003 (UNAUDITED)

                                 MORGAN STANLEY                               MORGAN STANLEY
                                SPECTRUM CURRENCY                        SPECTRUM GLOBAL BALANCED
                              ------------------------------            ----------------------------
                                             PERCENTAGE OF                           PERCENTAGE OF
                                           SEPTEMBER 1, 2003                       SEPTEMBER 1, 2003
                                               BEGINNING                               BEGINNING
                                 AMOUNT     NET ASSET VALUE              AMOUNT     NET ASSET VALUE
                              -----------  -----------------            --------   -----------------
                                   $               %                        $             %
REVENUES
Trading profit (loss):
  Realized                    (13,345,297)       (9.32)                  211,128          .41
  Net change in unrealized     14,714,235        10.28                  (602,349)       (1.17)
                              -----------        -----                  --------        -----
    Total Trading Results       1,368,938          .96                  (391,221)        (.76)
Interest income (Note 2)           83,994          .06                    39,854          .08
                              -----------        -----                  --------        -----
    Total Revenues              1,452,932         1.02                  (351,367)        (.68)
                              -----------        -----                  --------        -----

EXPENSES
Brokerage fees (Note 2)           548,831          .38                   197,241          .38
Management fees (Note 3)          238,623          .18                    53,599          .11
                              -----------        -----                  --------        -----
    Total Expenses                787,454          .56                   250,840          .49
                              -----------        -----                  --------        -----

NET INCOME (LOSS)                 665,478          .46                  (602,207)       (1.17)
                              ===========        =====                  ========        =====

The accompanying notes are an integral part of these financial statements.


 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2003 (UNAUDITED)

                                       MORGAN STANLEY                               MORGAN STANLEY
                                      SPECTRUM CURRENCY                        SPECTRUM GLOBAL BALANCED
                          ----------------------------------------      --------------------------------------
                                                               PER                                        PER
                               UNITS           AMOUNT         UNIT          UNITS           AMOUNT       UNIT
                          --------------     -----------     -----      -------------     ----------     -----
                                                  $            $                              $            $
Net Asset Value,
  September 1, 2003       10,171,154.209     143,173,435     14.08      3,325,486.171     51,454,551     15.47
Net Income (Loss)                     --         665,478       .06                 --       (602,207)     (.18)
Redemptions                  (51,807.797)       (732,562)    14.14        (29,426.641)      (449,933)    15.29
Subscriptions                490,154.934       6,930,791     14.14         55,816.104        853,428     15.29
                          --------------     -----------                -------------     ----------
Net Asset Value,
  September 30, 2003      10,609,501.346     150,037,142     14.14      3,351,875.634     51,255,839     15.29
                          ==============     ===========                =============     ==========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2003 (UNAUDITED)

                                        MORGAN STANLEY                     MORGAN STANLEY                   MORGAN STANLEY
                                       SPECTRUM SELECT                  SPECTRUM STRATEGIC                SPECTRUM TECHNICAL
                                -----------------------------      ----------------------------      -----------------------------
                                              PERCENTAGE OF                     PERCENTAGE OF                      PERCENTAGE OF
                                            SEPTEMBER 1, 2003                 SEPTEMBER 1, 2003                  SEPTEMBER 1, 2003
                                                BEGINNING                         BEGINNING                          BEGINNING
                                   AMOUNT    NET ASSET VALUE         AMOUNT    NET ASSET VALUE          AMOUNT    NET ASSET VALUE
                                ----------- -----------------      ---------- -----------------      ----------- -----------------
                                      $             %                      $           %                $            %
REVENUES
Trading profit (loss):
  Realized                      (18,634,631)      (4.92)            5,310,203        5.62            (18,365,271)      (4.23)
  Net change in unrealized       11,150,387        2.95            (1,731,982)      (1.83)            (1,881,614)       (.43)
                                -----------       -----            ----------        ----            -----------       -----
    Total Trading Results        (7,484,244)      (1.97)            3,578,221        3.79            (20,246,885)      (4.66)
Interest income (Note 2)            227,728         .06                59,578         .06                255,616         .06
                                -----------       -----            ----------        ----            -----------       -----
    Total Revenues               (7,256,516)      (1.91)            3,637,799        3.85            (19,991,269)      (4.60)
                                -----------       -----            ----------        ----            -----------       -----

EXPENSES
Brokerage fees (Note 2)           2,286,693         .60               571,248         .60              2,624,824         .60
Management fees (Note 3)            946,216         .26               236,379         .26                938,225         .22
                                -----------       -----            ----------        ----            -----------       -----
    Total Expenses                3,232,909         .86               807,627         .86              3,563,049         .82
                                -----------       -----            ----------        ----            -----------       -----

NET INCOME (LOSS)               (10,489,425)      (2.77)            2,830,172        2.99            (23,554,318)      (5.42)
                                ===========       =====             =========        ====            ===========       =====

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED SEPTEMBER 30, 2003 (UNAUDITED)

                                MORGAN STANLEY                        MORGAN STANLEY                     MORGAN STANLEY
                                SPECTRUM SELECT                     SPECTRUM STRATEGIC                 SPECTRUM TECHNICAL
                     -----------------------------------   ----------------------------------  ------------------------------------
                                                     PER                                  PER                                   PER
                          UNITS         AMOUNT      UNIT       UNITS         AMOUNT      UNIT      UNITS           AMOUNT      UNIT
                     --------------  -----------   -----   -------------  -----------   -----  --------------   -----------   -----
                                          $          $                         $          $                          $          $
Net Asset Value,
 September 1, 2003   13,130,103.102  378,486,887   28.83   7,475,361.453   94,551,346   12.65  21,578,855.434   434,453,526   20.13
Net Income (Loss)                --  (10,489,425)   (.80)             --    2,830,172     .38              --   (23,554,318)  (1.09)
Redemptions             (58,114.088)  (1,628,938)  28.03     (48,028.739)    (625,814)  13.03    (130,536.361)   (2,485,412)  19.04
Subscriptions           374,058.166   10,484,854   28.03     206,637.054    2,692,480   13.03     648,325.169    12,344,110   19.04
                     --------------  -----------   -----   -------------  -----------   -----  --------------   -----------   -----
Net Asset Value,
 September 30, 2003  13,446,047.180  376,853,378   28.03   7,633,969.768   99,448,184   13.03  22,096,644.242   420,757,906   19.04
                     ==============  ===========   =====   =============  ===========   =====  ==============   ===========   =====


The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)

================================================================================

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

   The Partnerships' general partner is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Demeter, Morgan Stanley DW, MS & Co. and MSIL are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income based upon 80% of the month's average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Currency, Spectrum Select,

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units are paid by the Limited Partners or the Partnerships. Morgan Stanley DW pays all such costs.

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REDEMPTIONS.  Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

================================================================================
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL

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in futures interests trading accounts to meet margin requirements as needed.
Morgan Stanley DW pays interest on these funds as described in Note 1.

================================================================================
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc.
  Northfield Trading L.P.
  Rabar Market Research, Inc.
  Sunrise Capital Management, Inc.

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

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   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3%
per month of Net Assets allocated to each trading advisor on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% per month of Net Assets allocated to Campbell on the first day of each month and 1/12 of 3% per month of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 3% respectively).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

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                         Demeter Management Corporation
                         825 Third Avenue, 9th Floor
                         New York, NY 10022


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